As filed with the Securities and Exchange Commission on February 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CBAK ENERGY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0442833
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

BAK Industrial Park, Meigui Street

Huayuankou Economic Zone

Dalian City, Liaoning Province, 116450

People’s Republic of China

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Copies of Correspondence to:

CSC Services of Nevada, Inc. 2215 Renaissance Dr. Ste. Las Vegas, NV, 89119 (866) 403 5272 (Name, address, and telephone number, including area code, of agent for service)	Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 202-869-0888

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share, underlying investor warrants (2)	4,469,988	$7.67	$34,284,807.96	$3,740.47
Common Stock, par value $0.001 per share, underlying placement agent warrants (4)	446,999	$9.204	$4,114,178.80	$448.86
Total	4,916,987		$38,398,986.76	$4,189.33

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	As described in greater detail in the prospectus contained in this registration statement, the shares of Common Stock to be offered for resale by selling stockholders include an aggregate of 4,469,988 shares of Common Stock underlying warrants issued to the investors in connection with a private placement transaction on February 10, 2021.

(3)	Calculated in accordance with Rule 457(g) under the Securities Act.

(4)	As described in greater detail in the prospectus contained in this registration statement, the shares of Common Stock to be offered for resale by selling stockholder include an aggregate of 446,999 shares of Common Stock underlying a warrant issued to the placement agent in connection with a private placement transaction on February 10, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 22, 2021

PROSPECTUS

CBAK ENERGY TECHNOLOGY, INC.

4,916,987 Shares of Common Stock

The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to 4,916,987 shares of our common stock, par value $0.001 per share (“Common Stock”), which are comprised of 4,469,988 shares of Common Stock (the “Series A-1 Warrant Shares”) issuable upon the exercise of Series A-1 Warrants (the “Series A-1 Warrants”), in each case issued in a private placement on February 10, 2021 (the “Private Placement”), pursuant to certain Securities Purchase Agreement by and among us and certain institutional investors (the “Investors”), dated as of February 8, 2021 (the “Securities Purchase Agreement”) and 446,999 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon the exercise of the placement agent warrant (the “Placement Agent Warrant” and, together with Series A-1 Warrants, the “Warrants”) we issued to Mr. Jian Ke, the president of FT Global Capital, Inc. (“FT Global”), the placement agent in connection with the Securities Purchase Agreement, pursuant to a placement agency agreement between the Company and FT Global, dated February 8, 2021 (the “Placement Agency Agreement”).

The Series A-1 Warrants were issued in reliance upon the exemption from the registration requirements provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D (Rule 506(b)) promulgated thereunder. Each Investor represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the offer and resale of the Series A-1 Warrant Shares to satisfy a provision in certain registration rights agreement by and between the Company and each of the Investors, dated February 8, 2021 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Series A-1 Warrant Shares within certain period of time.

In addition, the Placement Agent Warrant was issued to Mr. Jian Ke in reliance upon the exemption from the registration requirements provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

We will not receive any of the proceeds from the sale of our Common Stock by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

The selling stockholders named in this prospectus, may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution” beginning on page 11 of this prospectus.

Our Common Stock trades on the NASDAQ Capital Market under the symbol “CBAT.” The last reported sale price of our Common Stock on the NASDAQ Capital Market on February 19, 2021 was $8.28 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 5 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. The selling stockholders named in this prospectus may resell, from time to time, in one or more offerings, the shares of Common Stock offered by this prospectus. We will not receive any of the proceeds from these sales of shares of Common Stock. The selling stockholders will bear all costs and fees related to underwriting discounts, selling commissions, transfer taxes and fees, if any. We will bear the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling stockholders seeking an offer to buy, the shares of Common Stock offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the shares of Common Stock offered hereby or thereby. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and the “Company” in this prospectus each refer to CBAK Energy Technology, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, in the “Risk Factors” section and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws, the rules and regulations of the SEC, stock exchange rules, and other applicable laws, regulations and rules, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

CBAK ENERGY TECHNOLOGY, INC.

The information contained in or incorporated by reference into this prospectus summarizes certain information about our company. It may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus and the other information incorporated by reference into this prospectus.

Our Business

We are a manufacturer of new energy high power lithium batteries that are mainly used in light electric vehicles, electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS) and other high-power applications.

We currently conduct our business through various operating subsidiaries located in China. We acquired most of our operating assets, including our customers, employees, patents and technologies from our former subsidiary BAK International (Tianjin) Ltd. We acquired these assets in exchange for a reduction in accounts receivable from our former subsidiaries that were disposed of in June 2014.

We generated revenues of $22.2 million and $24.4 million for the fiscal years ended December 31, 2019 and 2018, respectively, and revenues of $22.1 million and $17.5 million for the nine months ended September 30, 2020 and 2019, respectively. We had a net loss of $10.9 million and $2.0 million for the fiscal years ended December 31, 2019 and December 31, 2018, respectively, and had a net loss of $3.5 million and $6.9 million for the nine months ended September 30, 2020 and 2019, respectively. As of December 31, 2019, we had an accumulated deficit of $176.2 million and net assets of $13.7 million. As of September 30, 2020, we had an accumulated deficit of $179.7 million and net assets of $17.0 million. We had a working capital deficiency and accumulated deficit from recurring net losses and short-term debt obligations maturing in less than one year as of September 30, 2020.

Although the COVID-19 pandemic has caused disruptions to our operations, it has had limited adverse impacts on our operating results. Our revenue grew by $4.6 million, or 26% for the nine months ended September 30, 2020, compared to the same period of 2019, and our gross profit grew by $1.5 million, or 694% for the nine months ended September 30, 2020 compared to the same period of 2019. Meanwhile, our trade accounts and bills receivable increased by $10.9 million, or 136.8% as of September 30, 2020 compared to that as of December 31, 2019.

We report financial and operational information in one segment. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of li-ion rechargeable batteries (but not by sub product type or geographic area).

Corporate Information

We were incorporated in the State of Nevada on October 4, 1999. Our principal executive office is located at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, Liaoning Province, People’s Republic of China 116450. Our telephone number is (+86)(411)3918-5985.

The following chart reflects our organizational structure as of the date of this prospectus.

*	CBAK New Energy (Suzhou) Co., Ltd. (“CBAK Suzhou”) currently does not have any employees working locally. Since its lease expired in October 2019, CBAK Suzhou has stopped using the facilities located at its registered address. Some of its business has been transferred to our subsidiaries in Dalian and CBAK Suzhou’s remaining assets are temporarily stored in our facilities in Dalian. We plan to dissolve CBAK Suzhou in 2021.

THE OFFERING

Common Stock Offered by the Selling Stockholders	Up to 4,916,987 shares of Common Stock, which are comprised of 4,469,988 Series A-1 Warrant Shares and 446,999 Placement Agent Warrant Shares.

Selling Stockholders	All of the shares of Common Stock are being offered by the selling stockholders named herein. See “Selling Stockholders” on page 8 of this prospectus for more information on the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 7 of this prospectus for additional information.

Registration Rights

Under the terms of the Registration Rights Agreement, we have agreed to file this registration statement with respect to the registration of the resale by the selling stockholders of the Series A-1 Warrant Shares by the 30th calendar day after February 10, 2021 and cause the registration statement to be declared effective by the SEC by the earlier of (i) the 60th calendar day (or the 105th calendar day if the SEC reviews and has comments to this registration statement that would require the filing of a pre-effective amendment) after February 10, 2021 or (ii) the 3rd business day after we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.

We are also required to keep the registration statement effective pursuant to Rule 415 under the Securities Act for resales by the selling stockholders on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which all of the selling stockholders may sell all of the shares of Common Stock required to be covered by the registration statement without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (ii) the date on which the selling stockholders have sold all of the shares of Common Stock covered under the registration statement.

Plan of Distribution

The selling stockholders named in this prospectus, may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.

See “Plan of Distribution” beginning on page 11 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Risk Factors	Investing in our Common Stock involves a high degree of risk. You should carefully read and consider the information beginning on page 5 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	CBAT

RISK FACTORS

Any investment in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks described below as well as the risks described in the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, and as updated by any document that we subsequently file with the SEC that is incorporated by reference in this prospectus, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus. These risks and uncertainties described below and in these sections and documents are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of such risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Stock to decline and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Information.”

RISKS RELATED TO THIS OFFERING

If the COVID-19 pandemic is not effectively controlled in a short period of time, our business operation and financial condition in the long-term may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

The spread of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus. All of our operating subsidiaries are located in China. All of our employees and substantially all of our customers and suppliers are also located in China. The pandemic caused disruptions to our operations during the first quarter of 2020 and our business and operations fully resumed during the second quarter of 2020. However, the extent of the long-term adverse impact of COVID-19 on our business and operations is highly uncertain and depends on several factors, such as the duration, severity, and geographic spread of the pandemic, development of the testing and treatment and stimulus measures of the government, all of which are out of our control.

Given the uncertainty of the outbreak, the spread of COVID-19 may be prolonged and worsened, and we may be forced to scale back or even suspend our operations. As COVID-19 spreads outside China, the global economy is suffering a noticeable slowdown. As this outbreak persists, commercial activities throughout the world have been curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel and reduced workforces. The duration and intensity of disruptions resulting from the COVID-19 outbreak is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which outbreak impacts our long-term financial results will depend on its future developments. If the COVID-19 pandemic is not effectively controlled in a short period of time, our long-term business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

While we will not receive any proceeds from the sale of the shares of Common Stock offered by this prospectus by the selling stockholders, we may receive cash proceeds from the cash exercise of the Warrants. In that case, we have considerable discretion in the application of the proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. The net proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The shares of Common Stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our shares of Common Stock may be sold in the public market following this offering. If there are significantly more Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

You may experience dilution to the extent that shares of our Common Stock are issued upon the exercise of outstanding warrants or other securities that we may issue in the future.

You may experience dilution to the extent that our Common Stock are issued upon the exercise of our outstanding warrants, and if we issue additional equity securities, or there are any issuances and subsequent exercises of stock options issued in the future. On February 10, 2021, pursuant to the Securities Purchase Agreement, we issued to the Investors (i) in the Private Placement, the Series A-1 Warrants to purchase a total of 4,469,988 shares of Common Stock, at a per share exercise price of $7.67 and exercisable for 42 months from the date of issuance; (ii) in a registered direct offering, certain Series B warrants to purchase a total of 4,469,988 shares of Common Stock, at a per share exercise price of $7.83 and exercisable for 90 days from the date of issuance; and (iii) in the registered direct offering, certain Series A-2 warrants to purchase up to 2,234,992 shares of Common Stock, at a per share exercise price of $7.67 and exercisable for 45 months from the date of issuance. In December 2020, we issued to the same investors warrants to purchase an aggregate of 3,795,920 shares of Common Stock at an exercise price of $6.46 per share. These warrants are exercisable until 36 months after the date of issuance. The exercise prices of all of the above warrants are subject to full-ratchet anti-dilution adjustment in the case of future issuances or deemed issuances of shares of Common Stock below the warrants’ exercise price then in effect, as well as customary adjustment in case of stock splits, stock dividends, stock combinations and similar recapitalization transactions. In addition, we issued to Mr. Jian Ke placement agent warrants to purchase up to 379,592 shares of Common Stock at an exercise price of $6.475 per share in December 2020 and the Placement Agent Warrant to purchase up to 446,999 shares of Common Stock at an exercise price of $9.204 per share in February 2021. These warrants also bear customary anti-dilution protections in the event of stock dividends or splits, business combination, sale of assets, similar recapitalization transactions, or other similar transactions.

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus are being registered for the accounts of the selling stockholders, and we will not receive any proceeds from the sale of these shares of Common Stock. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

We will pay all expenses of the registration of the shares of Common Stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to their sales of shares of our Common Stock.

See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of up to 4,916,987 shares of our Common Stock that may be sold or disposed by the selling stockholders pursuant to the exercise of the outstanding Warrants, which we issued to the selling stockholders in the Private Placement as described below.

Private Placement of Warrants

On February 10, 2021, pursuant to the Securities Purchase Agreement, we issued and sold to the Investors Series A-1 Warrants to purchase up to an aggregate of 4,469,988 shares of Common Stock at an exercise price equal to $7.67 per share in the Private Placement.

The Series A-1 Warrants have a term of 42 months from the date of issuance. The exercise price of Series A-1 Warrants is subject to customary adjustment in case of stock splits, stock dividends, stock combinations and similar recapitalization transactions. In addition, the exercise price of Series A-1 Warrants is subject to full-ratchet anti-dilution adjustment in the case of future issuances or deemed issuances of shares of our Common Stock below the applicable exercise price of the Series A-1 Warrants then in effect. However, without shareholder approval, the Series A-1 Warrants’ exercise price should not be adjusted to be less than $7.67, which is the average closing price of our Common Stock for the five trading days immediately prior to February 8, 2021. If at any time of exercise, there is no effective registration statement under the Securities Act registering the resale of the shares of Common Stock underlying Series A-1 Warrants, the Series A-1 Warrants may also be exercised, in whole or in part, by means of a cashless exercise according to a formula set forth in the Series A-1 Warrants.

In connection with the Private Placement, we also issued to Jian Ke, president of FT Global, the Placement Agent Warrant to purchase up to 446,999 shares of Common Stock, at an exercise price of $9.204 per share. The Placement Agent Warrant has the same terms and conditions as Series A-1 Warrants, except that it is not exercisable until 6 months after the date of issuance and does not contain full-ratchet anti-dilution protections.

In connection with the Private Placement, we and the Investors entered into the Registration Rights Agreement, pursuant to which, we are required within 30 calendar days of February 10, 2021 to file with the SEC a registration statement to register for the resale of the shares of Common Stock underlying Series A-1 Warrants. We are complying this requirement by filing this registration statement. We also agreed to register the underlying shares of Common Stock of the Placement Agent Warrant in this registration statement.

Information About Selling Stockholders

The shares of Common Stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “Private Placement of Warrants” above. We are registering the underlying shares of Common Stock of the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and warrants issued by us pursuant to the Securities Purchase Agreement and in connection with the registered direct offering on December 10, 2020 (the “December Offering”), the selling stockholders have not had any material relationship with us within the past three years. Mr. Jian Ke is President of FT Global, which acted as the placement agent in connection with the December Offering and the Placement Agency Agreement.

The table below is based on information supplied to us by the selling stockholders and lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. Generally, a person “beneficially owns” shares of our Common Stock as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock and outstanding warrants of the Company, as of February 19, 2021, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein. See note 1 to the table below for more information of the limitations on warrant exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of 100% of the maximum number of shares of Common Stock issued or issuable pursuant to the Warrants. While the fourth column assumes the sale of all of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus, the selling stockholders may only sell some or none of their shares of Common Stock in this offering. See “Plan of Distribution” below.

The percentage of beneficial ownership after this offering in this table is based on 93,023,006 shares as of February 19, 2021, assuming the resale of all shares of Common Stock (received upon exercise of the Warrants) covered by this prospectus and assuming no exercise of any other warrants issued by the Company.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)	Percentage of Outstanding Common Stock Owned Following Offering(3)
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (4)	3,742,722	1,117,497	2,625,225	2.74%
Sabby Volatility Warrant Master Fund, Ltd. (5)	3,742,722	1,117,497	2,625,225	2.74%
Hudson Bay Master Fund Ltd. (6)	3,742,722	1,117,497	2,625,225	2.74%
CVI Investments, Inc. (7)	3,742,722	1,117,497	2,625,225	2.74%
Jian Ke (8)	0	446,999	0	*

*	Indicates less than 1%.

(1)	The terms of the warrants held by the selling stockholders include a blocker provision that restricts exercise to the extent the securities beneficially owned by the selling stockholders and their affiliates would represent beneficial ownership in excess of 4.99%, or 9.99%, if applicable, of our Common Stock outstanding immediately after giving effect to such exercise, subject to the holder’s option upon notice to us to increase or decrease this beneficial ownership limitation; provided that any increase of such beneficial limitation percentage shall only be effective upon 61 days’ prior notice to us and such increased beneficial ownership percentage shall not exceed 9.99% of our Common Stockholder (such limitation, a “Beneficial Ownership Limitation”). None of the selling stockholders would currently reach the threshold for a Beneficial Ownership Limitation, even if they exercised all of their warrants.

(2)	Represents the total number of shares of Common Stock underlying the Warrants owned by each of the selling stockholders, assuming full exercise of the Warrants offered hereby without taking into account any Beneficial Ownership Limitation.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 88,106,019 shares of Common Stock issued and outstanding as of February 19, 2021 and assumes full exercise of the Warrants that are exercisable by each selling stockholder with respect to such selling stockholder and the sale of all of the shares of Common Stock underlying such Warrants.

(4)	Includes 1,117,497 shares of Common Stock issuable exercise of Warrants and 2,625,225 shares of our Common Stock issuable upon exercise of certain other warrants. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”), has discretionary authority to vote and dispose of the shares held by Alto and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto. Ayrton Capital LLC and Mr. Khatri each disclaims any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(5)	Includes 1,117,497 shares of Common Stock issuable exercise of Warrants and 2,625,225 shares of our Common Stock issuable upon exercise of certain other warrants. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The principal business address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(6)	Includes 1,117,497 shares of Common Stock issuable exercise of Warrants and 2,625,225 shares of our Common Stock issuable upon exercise of certain other warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Ave, 30th Floor, New York, NY 10017.

(7)	Includes 1,117,497 shares of Common Stock issuable exercise of Warrants and 2,625,225 shares of our Common Stock issuable upon exercise of certain other warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale of shares of Common Stock purchased by CVI and offered pursuant to this prospectus. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(8)	The address of the principal business office of Jian Ke is 5 Concourse Parkway, Suite 3000, Atlanta, GA 30328. Mr. Ke is the president of FT Global and holder of certain warrants (including the Placement Agent Warrant) issued by us, which will not become exercisable until June 10, 2021. Accordingly, as none of the warrants held by Mr. Ke are exercisable within 60 days, Mr. Ke currently is not deemed to have beneficial ownership over the shares of Common Stock offered by him in this offering.

PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock issuable upon exercise of the Warrants to permit the resale of these shares of Common Stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of these shares of Common Stock. We will bear all fees and expenses incident to our obligation to register these shares of our Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $44,189.33 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK

The following describes our common stock and summarizes the material provisions of our articles of incorporation and amendments thereto and amended and restated bylaws, which is based upon, and is qualified by reference to, our articles of incorporation and amendments thereto, amended and restated bylaws and the applicable provisions of Nevada law. This summary does not purport to be complete. You should read our articles of incorporation and amendments thereto and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Common Stock

The Company is authorized to issue up to 500,000,000 shares of Common Stock, with par value $0.001 per share. The Common Stock may be issued from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration fixed is not less than par value. As of February 19, 2021, there were 88,106,019 shares of Common Stock issued and outstanding.

Voting Rights and No Preemptive Rights

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters coming before the stockholders for a vote. Our articles of incorporation do not permit cumulative voting for the election of directors. Likewise, our articles of incorporation do not vary the size of the vote necessary for the stockholders to act on various matters from the size of the vote required by Nevada law, which means, unless a different vote is required by express provisions of Nevada law, an action by the stockholders on a matter other than the election of directors shall be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The directors of a Nevada corporation are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

Dividends

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend or otherwise authorized any cash or other distribution with respect to the shares of our Common Stock and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into dollars or other hard currency and other regulatory restrictions.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have the effect of entrenching our existing board members, delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors. These provisions include:

●	Special Meetings of Stockholders — Our articles of incorporation provide that special meetings of the stockholders can only be called by our president or any other executive officer, or the board of directors, or any member thereof, the record holder or holders of at least 10% of all shares entitled to vote at the meeting, and our bylaws provide that a special meeting will be called by the president or secretary at the written request of our stockholders holding not less than 30% of all the shares issued, outstanding and entitled to vote.

●	Advance Notice Procedures — At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting unless all of our stockholders entitled to vote are present at the special meeting and consent.

●	Contracts and Transactions with Interested Directors — We may enter into a contract or a transaction with an entity in which our directors or officers have a financial or other interest as long as such relationship has been disclosed to, or is known by, our board of directors, or is otherwise fair to the Company at the time it is authorized or approved.

●	Amendment of Bylaws — Our Bylaws may be amended by our board of directors alone.

●	Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of Common Stock in the future without stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Nevada Law

Nevada Business Combination Statute

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of the Nevada Revised Statutes. In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the combination is later approved by a majority of the voting power held by disinterested stockholders; or (d) if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, or (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” or any affiliate or associate of an interested stockholder having: (a) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, and (c) more than 10% of the earning power or net income of the corporation.

An “interested stockholder” is generally defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate or associate of the corporation that has been a 10% beneficial owner within the preceding 2 years. The statutes could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Acquisition of Controlling Interest Statute

Nevada’s Acquisition of Controlling Interest Statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, which conduct business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the acquisition of controlling interest statutes will not apply to us.

Nevada’s Acquisition of Controlling Interest Statute, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The statute specifies three thresholds that constitute a controlling interest: (a) at least one-fifth but less than one-third; (b) at least one-third but less than a majority; and (c) a majority or more, of the outstanding voting power. Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction exceeding the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

In the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the Nevada Revised Statutes.

Listing

Our Common Stock is listed on Nasdaq Capital Market under the symbol “CBAT.”

Transfer Agent

Our transfer agent is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sherman & Howard L.L.C.

EXPERTS

The consolidated financial statements of CBAK Energy Technology, Inc. for the years ended December 31, 2019 and 2018, incorporated by reference in this prospectus and the registration statement of which the prospectus is a part, have been audited by the independent registered public accounting firm Centurion ZD CPA & Co., as set forth in its report thereon, incorporated by reference elsewhere herein, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, after the date hereof but before the completion or termination of this offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on May 14, 2020;

●	Our Quarterly Reports on Form 10-Q filed on July 2, 2020, August 14, 2020 and November 16, 2020;

●	Our Current Reports on Form 8-K filed on May 15, 2020, June 12, 2020, June 16, 2020, July 10, 2020, July 14, 2020, August 4, 2020, October 16, 2020, November 17, 2020, December 9, 2020, December 23, 2020, January 22, 2021 and February 9, 2021 (in each case, except for information furnished rather than filed);

●	Our Definitive Proxy Statement on Schedule 14A and Definitive Additional Materials on Schedule 14A filed on October 29, 2020;

●	The description of our Common Stock contained in our registration statement on Form 8-A filed on June 6, 2006 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed hereafter for the purpose of updating such description; and

Any statement contained in a document that we incorporate by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference herein prior to the termination of this offering) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Such request should be directed to: CBAK Energy Technology, Inc., BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, Liaoning Province, People’s Republic of China 116450, and telephone number (+86)(411)3918-5985.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Additionally, we make these filings available, free of charge, on our website at http://www.cbak.com.cn as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement (or incorporated by reference).

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a statement of the expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$4,189.33
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Transfer agent fees and expenses	5,000
Miscellaneous	5,000
Total	$44,189.33

Item 15. Indemnification of Directors and Officers.

Under Sections 78-7502, 78.751 and 78.752 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

●	We must indemnify our directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have power to indemnify against liability, reasonable expense or other matter whatsoever.

●	We may at the discretion of our board of directors to purchase and maintain insurance on behalf of our company and any person whom we have power to indemnify pursuant to law, our articles of incorporation, our bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also have entered into indemnification agreements with our executive officers and directors and may provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances that may include liability, or related loss under the Securities Act and the Exchange Act.

The indemnity provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

We have also agreed to use our best efforts to obtain an insurance policy coverage for our officers and directors with reputable insurers in the amount of such insurance coverage of at least $2,000,000.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Articles of Merger (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8- K filed on January 17, 2017)

3.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K filed on December 8, 2006)

3.2	By-laws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K filed on December 19, 2007)

3.3	Certificate of Change Pursuant to NRS 78.209 filed by the Company on October 22, 2012 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on October 26, 2012)

3.4	Certificate of Amendment to Articles of Incorporation filed by the Company on June 23, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on June 26, 2015)

4.1	Specimen Common Stock Certificate of the registrant representing shares of Common Stock, par value $0.001 per share (incorporated by reference to Exhibit 4.1 to the registrant’s Form S-3 filed on November 23, 2020)

4.2	Form of Investors Warrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on February 9, 2021)

4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on February 9, 2021)

5.1*	Opinion of Sherman & Howard L.L.C.

10.1	Form of Securities Purchase Agreement by and among the Company and the Investors (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 9, 2021)

10.2	Form of Registration Rights Agreement by and among the Company and the Investors (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on February 9, 2021)

23.1*	Consent of Centurion ZD CPA & Co., Independent Registered Public Accounting Firm.

23.2*	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereof).

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offer made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dalian, China, on this 22nd day of February, 2021.

CBAK ENERGY TECHNOLOGY, INC.

By:	/s/ Yunfei Li
Yunfei Li
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yunfei Li, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Yunfei Li	Chairman and Chief Executive Officer	February 22, 2021
Yunfei Li	(Principal Executive Officer)

/s/ Xiangyu Pei	Interim Chief Financial Officer	February 22, 2021
Xiangyu Pei	(Principal Financial and Accounting Officer)

/s/ Guosheng Wang	Director	February 22, 2021
Guosheng Wang

/s/ J. Simon Xue	Director	February 22, 2021
J. Simon Xue

/s/ Martha C. Agee	Director	February 22, 2021
Martha C. Agee

/s/ Jianjun He	Director	February 22, 2021
Jianjun He